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                                FOLEY & LARDNER

                                                                     EXHIBIT 8.2

CHICAGO                       POST OFFICE BOX 240                    SACRAMENTO
DENVER                  JACKSONVILLE, FLORIDA 32201-0240              SAN DIEGO
JACKSONVILLE                THE GREENLEAF BUILDING                SAN FRANCISCO
LOS ANGELES                    200 LAURA STREET                     TALLAHASSEE
MADISON                 JACKSONVILLE, FLORIDA 32202-3510                  TAMPA
MILWAUKEE                  TELEPHONE (904) 359-2000            WASHINGTON, D.C.
ORLANDO                    FACSIMILE (904) 359-8700             WEST PALM BEACH

                                October 8, 1998

Regency Realty Corporation
121 West Forsyth Street, Suite 200
Jacksonville, Florida 32202

Re: REIT Qualification Following Merger

Ladies and Gentlemen:

You have requested our opinion that the performance of the Agreement and Plan of Merger (the "Merger Agreement") dated September 23, 1998, by and between Pacific Retail Trust ("Pacific Retail") and Regency Realty Corporation ("Regency") will not jeopardize the status of Regency as a "real estate investment trust" under the Internal Revenue Code of 1986, as amended (the "Code").

In providing this opinion, we have relied on (i) the description of the transaction as set forth in the Merger Agreement and the exhibits thereto, (ii) the description of the transaction as set forth in the Joint Proxy Statement and Prospectus included as part of the Registration Statement on Form S-4 (the "Registration Statement") and the exhibits thereto, (iii) representations provided by Pacific Retail concerning certain facts underlying and relating to the Merger and its qualification as a "real estate investment trust" and (iv) representations provided by Regency concerning certain facts underlying and relating to the merger, its qualification as a "real estate investment trust" and the Regency Board of Directors' adoption of the Amendment to Articles of Incorporation of Regency described in the Registration Statement.
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Based upon and subject to the foregoing, it is our opinion that the performance of the Merger Agreement will not jeopardize the status of Regency as a "real estate investment trust" under the Code.

This opinion is based on current provisions of the Code, the Treasury regulations promulgated thereunder, and interpretations of the Code and such regulations by the courts and the Internal Revenue Service, as they are in effect and exist at the date of this opinion. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the bases for our opinion could adversely affect our conclusions.

We hereby consent to the inclusion of this opinion as Exhibit 8.2 to the Registration Statement and to the reference to this firm under the caption "The Merger--Material Federal Income Tax Consequences" and "Legal Matters" in the Joint Proxy Statement and Prospectus. In giving this consent we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

                                          Sincerely,

                                          FOLEY & LARDNER